EXHIBIT 5.1

                      [RICHARDSON & ASSOCIATES LETTERHEAD]

                                  June 16, 2008


Environmental Service Professionals, Inc.
1111 East Tahquitz Canyon Way, Suite 110
Palm Springs, California 92262

                  RE: ENVIRONMENTAL SERVICE PROFESSIONALS, INC.-VALIDITY OF ISSUANCE OF SHARES

Ladies and Gentlemen:

         We have acted as special counsel to Environmental Service Professionals, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 12,352,637 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Company issuable by the Company upon the exercise of an equal number of warrants to purchase Common Stock (the "Warrants").

         In connection with rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its subsidiaries and their respective officers and other representatives and of public officials and others.

         We express no opinion herein as to any laws other than the General Corporation Law of the State of Nevada.

         For the purposes of this opinion, we have assumed the issuance of the Warrants was duly authorized by the Board of Directors of the Company. We further assume that the Shares will be issued only upon the proper exercise of the Warrants and the payment of full consideration for the Shares in accordance with the terms and conditions of the Warrants.

         Based upon and subject to the foregoing, we are of the opinion that upon issuance pursuant to the exercise of the Warrants, the Shares will be validly issued and fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/Mark J. Richardson
----------------------
Mark J. Richardson for
Richardson & Associates